The Board of Directors and Stockholders
Canisco Resources, Inc.

Under date of June 28, 1996, except as to note 14 which is as of July 1, 1996, we reported on the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1996 and September 30, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the six month period ended March 31, 1996 and the year ended September 30, 1995 and 1994, as contained in the 1996 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

KPMG PEAT MARWICK LLP

Atlanta, Georgia
June 28, 1996, except as to note 14,
which is as of July 1, 1996

Exhibit 99.2